Guaranteed Interest Account (GIA) Limitation Endorsement	In this endorsement “we”, “our” and “us” mean MONY Life InsuranceCompany of America. “You” and “your” mean the owner of the Policy.

This endorsement is effective as of the Register Date of the policy and modifies this policy as noted below.

1.	The following is added to the “Your Value in our GIA” provision of your policy:

We reserve the right at any time to limit the percentage of premium payment that may be allocated to our GIA to no more than 25% of any premium paid. Any portion of the premium payment in excess of the allowable amount will be allocated to the investment funds of our SA in proportion to any payment amounts for our SA that you have specified with that premium payment, or otherwise in proportion to the premium allocation percentages for our SA then in effect. If you have not presently allocated any premium to our SA, the portion of the premium payment in excess of the allowable amount will be refunded to you, except for the minimum amount to keep the policy from terminating as described in the “Grace Period” provision of your policy.

2.	The following is added to the “Transfers” provision of your policy:

We reserve the right at any time to prohibit transfers you request from the investment funds of our SA to the unloaned portion of our GIA if this would result in your value in the unloaned portion of our GIA exceeding 25% of the total unloaned Policy Account Value. Additionally, no transfer will be permitted if, at the time of the request, your value in the unloaned portion of our GIA already equals or exceeds 25% of the total unloaned Policy Account Value.

3.	The following is added to the “Loan Repayment” provision of your policy:

Any loan repayment will be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. We reserve the right at any time to limit the percentage of any additional loan repayment that may be allocated to our GIA to no more than 25% of such additional amount. Any portion of such loan repayment in excess of the allowable amount will be allocated to our SA in proportion to any loan repayment amounts for our SA that you have specified with that loan repayment, or otherwise in proportion to the premium allocation percentages for our SA then in effect. If you have not specified any loan repayment amounts for our SA and there are not presently any premium allocation percentages for our SA then in effect, any portion of the loan repayment in excess of the allowable amount will be refunded to you, except for the minimum amount to keep the policy from terminating as described in the “Grace Period” provision of your policy.

4.	We reserve the right at any time to limit requested allocations of Segment Maturity Values under a Variable Indexed Option Rider to our GIA to no more than 25% of such Segment Maturity Values. Any portion of Segment Maturity Values in excess of the allowable amount will be allocated to the EQ/Money Market investment option of our SA. You may then wish to consider changing your directions for any future allocations of Segment Maturity Values.

5.	We also reserve the right at any time to change the percentage limit on requested transfers and allocations of premium payments, loan repayments, or Segment Maturity Values to our GIA. However, such limit will never be less than 5%.

6.	We will give you 30 days advance written notice if we exercise any of the rights specified in items 1. to 5. above, as well as the effective date and extent of any limitations. If we subsequently modify such limitations, we will give you 30 days advance written notice as to the effective date of modification and the extent of any such modification. We may also suspend any limitations imposed by this endorsement. If so, we will also give you 30 days advance written notice as to the effective date of suspension, and any limitation on allocations to our GIA as otherwise specified in this policy or applications that are part of this policy will again apply.

7.	If you have as part of this policy any riders or endorsements in effect that limit allocation to our GIA, the rules stated in these riders or endorsements will apply instead of those stated above.

ICC13-S.13-10

MONY LIFE INSURANCE COMPANY OF AMERICA

Mark Pearson, Chairman of the Board and Chief Executive Officer	Karen Field Hazin, Vice President, Secretary and Associate General Counsel]

ICC13-S.13-10